UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: April 4, 2012

    VISUALANT, INCORPORATED

(Exact name of Registrant as specified in its charter)

Nevada	0-25541	91-1948357
(State or jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

500 Union Street, Suite 406

Seattle, Washington 98101

                (206) 903-1351

(Address of Registrant’s principal executive office and telephone number)

Item 8.01  Other Events.

Entry into a Letter of Intent with Sumitomo Precision Products Co., Ltd.

On April 4, 2012, Visualant, Inc. (“Visualant” or the “Company”) entered into a Letter of Intent (“LOI”) with Sumitomo Precision Products Co., Ltd. (“SPP”), a publicly-listed Japanese corporation. Under the terms of the LOI, the parties intend to enter into a Joint Development Agreement for the commercialization of Visualant’s patented Spectral Pattern Matching (“SPM”) technology.

It is anticipated that SPP will purchase common stock of Visualant up to a maximum of US$3 million at a price per share of no more than US$0.20 or a minimum of 15,000,000 shares.

SPP and Visualant are expected to enter into a license agreement which will provide SPP with an exclusive license to access all related IP of the SPM technology in an exclusive territory. The maximum initial license payment under such a license agreement would be US$1 million. The exact amount of the initial payment and the terms of the exclusive territory are to be determined by the parties.

The parties have been working together since 2011, developing and testing the SPM products, analyzing the market potential for the SPM technology and developing a product plan.

SPP is publicly traded on the Tokyo and Osaka Stock Exchanges and has operations in Japan, United States, China, United Kingdom, Canada and other parts of the world. Additional details are available at http://www.spp.co.jp/English/index2-e.html.

The transaction, including the entry into the Joint Development Agreement for a one year term and the closing of the investment and license agreement, is subject to terms and conditions, including the completion of due diligence, agreement on the product development plan and entry into contracts. The due diligence is expected to be completed by May 2, 2012. Neither party is obligated by the LOI to complete the transaction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Registrant: VISUALANT, INCORPORATED

April 10, 2012	By:	/s/ Ronald P. Erickson
Ronald P. Erickson, CEO